Exhibit 10.22

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made as of October 12, 2020 (the “Agreement Date”), by and between Sorrento Therapeutics, Inc., a Delaware corporation (“Sorrento”) and Personalized Stem Cells, Inc., a Delaware corporation (“PSC”). Sorrento and PSC shall be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, PSC and its Affiliates are the sole and exclusive owners of the Licensed Materials, Licensed Patents and Licensed Know-How (as those terms are defined below), via a certain Patent and Know-How License Agreement, from VetStem Biopharma, Inc. (“VetStem”), dated as of November 2, 2018, as amended by a Second Amendment dated October 8, 2020 (collectively called the “VSB-PSC License Agreement”).

WHEREAS, Sorrento and PSC desire to enter into this Agreement whereby PSC will license to Sorrento the Licensed Patents and Licensed Know-How in the Field and in the Territory in connection with Licensed Products (as those terms are defined below).

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.1Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, as to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” of a Person means: (a) the power to vote, directly or indirectly, fifty percent (50%) or more of the securities having ordinary voting power for the election of directors of such Person; or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Applicable Law” means any federal, state or local statute, law (including the common law), ordinance, rule, code, or regulation that applies in whole or in part to, as the case may be, the obligations or rights of the Parties under this Agreement. Any reference to any federal, state or local statute or law will be deemed also to refer to all rules and regulations promulgated thereunder unless the context requires otherwise.

“Business Day” means any day other than a Saturday, a Sunday or any day on which commercial banks located in San Diego, California are authorized or required to remain closed.

“Combination Product” means a Royalty-Bearing Product that includes one or more pharmaceutically active ingredients, components, delivery devices or products in addition to the Licensed Material.

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“Commercially Reasonable Efforts” means efforts and the deployment of a quantity and quality of resources consistent with the exercise of diligent efforts and reasonable and prudent scientific and business judgment, as applied to other pharmaceutical products of similar potential, characteristics, and market size by the Party in question, where the products are in a similar stage of development or commercialization and with similar market potential and product life, taking into account the safety and efficacy of the products, competitive products in the marketplace, proprietary position of the products (including patent coverage and regulatory exclusivity), the regulatory structure involved, anticipated or approved labelling, anticipated profitability of the products (including pricing and reimbursement), and all other relevant factors, and in all cases taking into account and subject to such Party’s reasonable business judgment. The term “Commercially Reasonable Efforts” shall not be deemed to require Sorrento to give any guarantee to PSC.

“Controlled” or “Controls” means, with respect to an item of Know-How or Intellectual Property Rights, Generated Data, Regulatory Materials, contracts, or other rights, the right (whether by ownership, license or other authorization) to grant and authorize the licenses or sublicenses, as applicable, of the scope granted to the Sorrento pursuant to the terms and conditions of this Agreement.

“Cover” means, with respect to any subject matter, the manufacture, use, performance, sale, offering for sale, importation, exportation or other exploitation of such subject matter would infringe a claim of a patent or patent application at the time thereof absent ownership or license therein or thereto, as applicable. As used in this definition, “infringe” shall include direct infringement, contributorily infringing or inducing the infringement of such claim. For clarity, with respect to a claim within a patent application, “Cover” includes a claim in such patent application if such claim were issued as then prosecuted. “Covered” and “Covering” shall have correlative meanings.

“Data” means any data (whether pre-clinical, clinical, or otherwise) for the Licensed Materials or any Licensed Product that is Controlled by PSC.

“Field” means and includes all fields of use of allogeneic adipose-derived stem cells for or in respect of human health, including the diagnosis, treatment, and/or cure of any human disease or disorder; provided that, solely in the People’s Republic of China (“PRC”) only, the Field excludes commercial sales for the diagnosis, treatment, and/or cure of SARS-CoV-2 or other respiratory diseases.

“First Commercial Sale” means the first sale for consideration by Sorrento or its Affiliates (or their respective Sublicensee) to a Third Party of a Royalty-Bearing Product for use in the Field.

“Intellectual Property Rights” means and includes all rights of any of the following types anywhere in the world: (a) Patent Rights; (b) (i) copyrights, moral rights, and rights in works of authorship, and (ii) all registrations for any of the foregoing (i); and (c) Know-How (other than those rights subject to clauses (a) or (b) hereof).

“Know-How” means data, trade secrets, inventions (whether patentable or otherwise), discoveries, specifications, instructions, processes, compositions, formulae, materials, compounds, methods, protocols, expertise, technical information, and any other information of any kind whatsoever (including, but not limited to, any pharmacological, biological, chemical, biochemical, manufacturing, business, and financial information), and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical, and clinical data relevant to any of the foregoing. For clarity, the general categories and types of information included in this definition are listed in Exhibit C.

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“Licensed Intellectual Property Rights” means and includes: (a) the Licensed Patents; (b) the Licensed Know-How and (c) all other Intellectual Property Rights (other than Patent Rights) that are Controlled by PSC or any of its Affiliates as of the Agreement Date or during the term of this Agreement that (i) relate to the development, manufacture or commercialization of any Licensed Materials or Licensed Product, or (ii) otherwise are or would be reasonably necessary or useful to research, develop, promote, commercialize, or exploit (including to make, have made, use, sell, or import) any Licensed Materials or Licensed Products.

“Licensed Know-How” means and includes all Know-How Controlled by PSC or any of its Affiliates as of the Agreement Date or at any time up to the second anniversary of the Agreement Date that: (a) relate to the development, manufacture, or commercialization of any Licensed Materials or Licensed Product; or (b) otherwise are or would be reasonably necessary or useful to research, develop, promote, commercialize, or exploit (including to make, have made, use, sell, or import) any Licensed Materials or Licensed Products, including, without limitation, all Data.

“Licensed Materials” means the Product Materials and any other materials, compounds, molecules, biologics, that are owned or Controlled by PSC as of the Agreement Date or at any time up to the second anniversary of the Agreement Date that are reasonably necessary to research, develop, promote, commercialize, or exploit any allogeneic adipose-derived stem cells for the Field.

“Licensed Patents” means and includes: (a) the Patent Rights listed in Exhibit B; and (b) any other Patent Rights that are Controlled by PSC or any of its Affiliates as of the Agreement Date or at any time during the term of this Agreement that (i) would be infringed by the research, development, promotion, commercialization, or exploitation (including making, having made, using, selling, or importing) of any Licensed Material, Licensed Know-How, or any product or service incorporating, based upon, or using any Licensed Material or Licensed Know-How, (ii) otherwise relate to the development, manufacture, or commercialization of any Licensed Material, Licensed Know-How, or any product or service incorporating, based upon, or using any Licensed Material or Licensed Know-How, or (iii) otherwise are or would be reasonably necessary or useful to research, develop, promote, commercialize, or exploit (including to make, have made, use, sell, or import) any Licensed Material, Licensed Know-How, or any product or service incorporating, based upon, or using any Licensed Material or Licensed Know-How.

“Licensed Product” means and includes: (a) any composition, product, or component part thereof (i) incorporating, based upon, or using, in whole or in part, any Licensed Know-How and/or any Licensed Materials and/or the subject matter of any issued claim from an unexpired patent contained in the Licensed Patents, or (ii) the manufacture, use, sale, offering for sale, importation, exportation or other exploitation of which, in whole or in part, is Covered by one or more Valid Claims within the Licensed Patents; and (b) any and all services offered in connection or associated therewith.

“Master Services Agreement” means a mutually agreed upon contract under which PSC may provide services to Sorrento that will be specifically defined in individual project statements of work containing the work to be accomplished, the timeline, the specifications, and the compensation.

“Net Sales” means the gross amounts actually received by Sorrento or its Affiliates or Sublicensees (each, a “Selling Party”) for arms-length sales of Royalty-Bearing Products in the Field to a Third Party customer, less […***…]. Each of the foregoing deductions shall be determined as occurred in the ordinary course of business in accordance with GAAP.

For clarity, sales of Licensed Product(s) or Licensed Material(s) between Sorrento and its Affiliates for resale shall be excluded from Net Sales, but the subsequent resale to a bona-fide end user or customer of a Royalty-Bearing Product shall be included in Net Sales. Sales of the Royalty-Bearing Product used for

License Agreement

clinical trials or for compassionate use or other donations below fair market value shall not be included in Net Sales.

If, on a country-by-country basis, a Royalty-Bearing Product is sold in the form of a Combination Product, the Net Sales for such Royalty-Bearing Product in the Combination Product will be calculated by multiplying the actual Net Sales of such Combination Product by the fraction A/B where A is fair market value of the Royalty-Bearing Product of the same strength in the same period when sold in stand-alone form in the same country of sale as the Combination Product, and B is the fair market value of all of the active ingredients, components, delivery devices, and products in the Combination Product sold in the same period in such country.

“Patent Rights” means in any country, any and all: (a) patents (including, but not limited to, any inventor’s certificate, utility model, petty patent and design patent), including any reissue, re-examination, renewal or extension (including any supplementary protection certificate) of any patent, and any confirmation patent or patent of addition based on any patent, in such country; and (b) patent applications, including any continuations, continuations-in-part, divisionals, provisionals, continued prosecution application, substitute applications, and any other patent application that claims priority from any patent.

“Payment Date” means the date on which PSC receives the Upfront Payment.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust, foreign business organization or a governmental entity.

“Product Materials” means the included cell lines composed of stromal vascular cells, master cell banks, and finished final drug product lots as shown in Exhibit A.

“Regulatory Approval” means, in any given country, the granting by the Regulatory Authorities in that country of all approvals that are necessary for the manufacturing, distributing, marketing, sale, pricing and reimbursement of a drug product.

“Regulatory Authority” means an agency of any government having the authority to regulate the sale, manufacture, marketing, testing, pricing or payment reimbursement of drugs.

“Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals or other filings made to, received from or otherwise conducted with a Regulatory Authority in connection with the research, manufacturing, development, or commercialization of a drug product in a particular country or jurisdiction.

“Royalty-Bearing Product” means any Licensed Product in the Field sold by Sorrento or its Affiliates or Sublicensees to an unrelated Third Party on an arms-length basis and that: (a) in the absence of this Agreement, would infringe upon a Valid Claim of any Licensed Patent in the country in which such Licensed Product is sold; or (b) incorporates or uses (or has used) in any manner any Licensed Know-How.

“Territory” means worldwide; provided that the Territory does not include the People’s Republic of China (“PRC”) for products directed at COVID-19 or other respiratory diseases. For clarity, PRC is included in the Territory for products directed at other diseases.

“Third Party” means any Person other than Sorrento, PSC, and their respective Affiliates.

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“Valid Claim” means any issued claim of any unexpired Licensed Patent that has not been permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable, or unappealed in the time allowed for appeal.

“VetStem” means VetStem Biopharma, Inc., an Affiliate of PSC and the provider of manufacturing and regulatory and clinical services to PSC.  PSC is a licensee of VetStem.

Section 1.2Interpretation and Rules of Construction. Unless otherwise indicated to the contrary herein by the context or use thereof:

(a)a capitalized term has the meaning assigned to it;

(b)when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(c)the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(d)the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof;

(e)references to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified;

(f)references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(g)references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder;

(h)all accounting terms used herein and not expressly defined herein shall, except as otherwise noted, have the meanings assigned to such terms in accordance with GAAP;

(i)all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and

(j)all references to “$” will be references to United States Dollars, and with respect to any contract, obligation, liability, claim or document that is contemplated by this Agreement, but denominated in currency other than United States Dollars, the amounts described in such contract, obligation, liability, claim or document will be deemed to be converted into United States Dollars for purposes of this Agreement based on the noon buying rate in New York, as certified weekly by the Federal Reserve Bank of New York, in effect as of the applicable date of determination.

ARTICLE II
license Grant

Section 2.1License Grant. PSC hereby grants to Sorrento, effective as of the Payment Date, an exclusive, transferable (subject to Section 9.4 or under the terms of this Agreement or as permitted or required under any Applicable Law), sublicensable (subject to Section 2.3 hereof), perpetual and

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irrevocable (unless terminated in accordance with Section 6.2) license and right, under the Licensed Intellectual Property Rights, to: (a) research, develop, use, reproduce, modify, create any reproductions or derivative works of, and to otherwise fully utilize, exploit and commercialize the Licensed Know-How in the Field in the Territory; and (b) research, develop, test, make, have made, use, sell, offer to sell, import, market, promote, improve, provide, perform, support and to otherwise fully utilize, exploit and commercialize Licensed Products in the Field in the Territory. This license grant is subject to the terms of (i) the VSB-PSC License Agreement, and (ii) the Calidi Biotherapeutics license agreements, copies of which have been furnished to Sorrento.

Section 2.2Exclusivity. The foregoing license grant to Sorrento set forth in Section 2.1 shall be exclusive (even as to PSC), except for the Calidi license agreement. PSC agrees that neither it, nor any of its Affiliates or (sub)licensees (other than Calidi), as applicable, will directly or indirectly develop, file for Regulatory Approval with respect to, make, have made, use, sell, offer for sale, import and otherwise commercialize any Licensed Product in the Field in the Territory, except for or through Sorrento and its designees, in accordance with the terms and conditions of this Agreement. For clarity, PSC and its sublicensees may develop and sell Licensed Products in PRC for the diagnosis, treatment, and/or cure of SARS-COV-2 or other respiratory diseases.

Section 2.3Sublicenses. Sorrento may sublicense the rights granted by PSC under Section 2.1 above to its Affiliates and to Third Parties (through multiple tiers of sublicensees) without PSC’s prior written consent, subject to the terms of this Agreement (each such sublicensee, a “Sublicensee” hereunder). Before granting any such sublicense, Sorrento shall enter into a definitive written agreement with any such Sublicensee that contains terms and conditions consistent with those set forth herein. Notwithstanding Sorrento’s right to sublicense hereunder, as between the Parties, Sorrento shall remain responsible and liable for the acts and/or omissions of each Sublicensee.

Section 2.4Grant-back. Sorrento hereby grants back to PSC and its Affiliates the rights to use any and all data derived by Sorrento from the conduct and analysis of data from the FDA-approved Phase 1 COVID-19 study to the extent such data is derived in the course of Sorrento exercising its license rights under this Agreement, and a right of reference to any filings of such data and analysis, in either case, solely for PSC’s own programs outside of the Field to the extent such programs are not competitive with the businesses or activities of Sorrento. PSC may authorize third-party licensees of PSC, and sub-sublicensees, and successor entities, and its Affiliates to access and use such data for the benefit of their research, development, and regulatory approvals. All data provided by Sorrento to PSC hereunder is and shall be deemed to be the confidential information of Sorrento, shall be protected from public disclosure by PSC and its Affiliates, and may only be shared with third parties under obligations of confidentiality and limited use as specified above. All such data is licensed by Sorrento “AS IS” and “WITH ALL FAULTS”, without any representations or warranties, express or implied, of any kind, with ANY SUCH WARRANTIES BEING HEREBY DISCLAIMED.

Section 2.5VSB-PSC License. Sorrento acknowledges receiving and reviewing the VSB-PSC License Agreement. Sorrento agrees to comply with the following terms of said agreement: (i) Section 7 audit rights, (ii) Sections 8 and 10 patent prosecution and enforcement matters, (iii) Section 4.5 duty to maintain records, (iv) Section 9 restrictions against challenging VetStem’s patents, and Section 11 compliance with laws. Sorrento hereby acknowledges and agrees that VetStem is a third party beneficiary under this Agreement.  In the event of any breach by PSC of the VSB-PSC License, Sorrento shall have the right to cure that breach so as to keep the VSB-PSC License in full force and effect.  All costs incurred by Sorrento to effect the cure shall be reimbursed by PSC to Sorrento, or at the option of Sorrento, said costs may be used as credit offsets against any sums thereafter payable by Sorrento to PSC.

License Agreement

Section 2.6IND.  Part of the Licensed Know-How described in Exhibit C is information contained in PSC’s US-FDA IND Application #019814 (filed in 2020) for COVID-19, which application has been approved (the “IND”).  Promptly after the Payment Date, both Parties will file with the FDA all applicable papers to effect a transfer of the IND to Sorrento, such that Sorrento becomes the “Sponsor” for the IND; and Sorrento shall have responsibilities and rights as the Sponsor, in accordance with applicable FDA rules and procedures.  At the same time, PSC will transfer to Sorrento all related Standard Operating Procedures (“SOP”) and related documents for enabling manufacture.  Further, at the option of Sorrento, PSC will transfer and assign to Sorrento that certain Clinical Trial Agreement between PSC and University of California at San Francisco (Fresno campus), dated August 20, 2020.

ARTICLE III
DEVELOPMENT Responsibilities; Regulatory Data;
Technology TransferS & SUPPLY

Section 3.1Development Responsibilities.

(a)General Assistance. Up until the second anniversary of the Agreement Date, PSC shall provide Sorrento with reasonable assistance, as Sorrento reasonably requires, in connection with development, pre-clinical and clinical testing of the Licensed Products and preparation and filing of all Regulatory Materials and any other documents required in connection with seeking and obtaining Regulatory Approval of the Licensed Products, and all such services shall be provided by PSC in a commercially reasonable timely manner […***…]. As between the Parties, Sorrento will own all Regulatory Materials submitted by Sorrento to the Regulatory Authorities and all Regulatory Approvals resulting from such submissions. Following receipt of Regulatory Approval for a Licensed Product, Sorrento or its Sublicensee(s) will be solely responsible for all sales, marketing and distribution decisions and costs and related commercialization activities related to such Licensed Product. PSC acknowledges and agrees that during the term PSC will have no right or authority to file any NDAs or applications with any Regulatory Authority with regard to any Licensed Products in the Field, and following execution of this Agreement PSC will promptly transfer to Sorrento any Regulatory Approvals and any pending NDAs or other applications filed by PSC with any Regulatory Authority.

(b)CMC Services. Up until the second anniversary of the Agreement Date, at Sorrento’s reasonable request, PSC shall provide to Sorrento with Chemistry, Manufacturing, and Controls (CMC) services, including CMC maintenance, CMC improvement, and any other CMC-related services in order to facilitate successful achievement of Regulatory Approval in the Territories for the Licensed Products, including satisfaction of any and all applicable FDA and European Union registration requirements (collectively, the “CMC Services”). This work shall be accomplished under a Master Services Agreement and individual statements of work that are mutually agreed upon […***…].  PSC may require that Sorrento directly contract with VetStem for these services via a direct master services agreement and statements of work.

Section 3.2Regulatory Data and Right of Reference. PSC grants to Sorrento a right to reference, file, or incorporate by reference any of PSC’s Regulatory Approvals that are reasonably necessary or desirable for Sorrento to exercise its rights under this Agreement. Sorrento may use and disclose all Regulatory Materials of PSC and underlying data, information, documents, results, and analyses: (a) in any filing or correspondence that Sorrento makes with a Regulatory Authority; (b) in the preparation, filing, prosecution, defense, and enforcement of any patents and patent applications; and (c) in connection with preparing, publishing, and otherwise presenting research articles, scientific articles, scientific presentations, and the like, subject to the provisions of the confidentiality provisions in this Agreement. In addition, PSC will provide Sorrento with copies of all pre-clinical data, clinical data, and any other data used, relied on, or incorporated into any such Regulatory Approvals (all such data being

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Licensed Know-How hereunder). Sorrento may use and exploit all such data within restriction in the Field for use in connection with Licensed Products, including in any filing or correspondence that Sorrento makes with a Regulatory Authority with respect to any Licensed Products.

Section 3.3Technology Transfers. Within sixty (60) calendar days following the Payment Date, PSC will, at no charge to Sorrento, deliver to Sorrento written summary of the Licensed Know-How as described on Exhibit C.  Thereafter over the next six months, on a schedule to be mutually approved by the Parties, PSC will provide such additional Know-How relating to the research, development, use, manufacture, or other commercialization of Licensed Materials and/or Licensed Products.  Any additional specific training shall be mutually determined at fair compensation and accomplished under the Master Services Agreement and specific statements of work. Thereafter, during the two year period following the Agreement Date, as reasonably requested by Sorrento, PSC will promptly transfer to Sorrento any new additional Licensed Know-How acquired by PSC that is reasonably necessary or useful to enable Sorrento to exercise the rights and licenses granted by PSC to Sorrento hereunder. Without limiting the foregoing, at Sorrento’s request, PSC shall disclose (and provide copies or provide access to make copies, as applicable) to either Sorrento or a Third Party manufacturer selected by Sorrento, all Licensed Know-How that is reasonably necessary or useful in the manufacturing (including quality assurance and control testing, filling, labeling, packaging, finishing, storage and shipping, as applicable) of the Licensed Materials and/or Licensed Products, and provide the appropriate authorizations to such Regulatory Authority(ies) allowing Sorrento (or its Third Party manufacturer) the right to reference any and all information, data, filings or materials filed with Regulatory Authorities by or on behalf of PSC or its permitted contractors to support any filings or applications submitted to a Regulatory Authority with respect to the Licensed Materials and/or Licensed Products (together with supporting documentation) (or changes thereto) to permit manufacture by Sorrento or its designee. In connection with the foregoing provisions, PSC shall make available to Sorrento, […***…], such advice of the personnel of PSC and its contract manufacturers as may reasonably be requested by Sorrento in connection with such transfer, to facilitate the understanding and implementation of such manufacturing related Licensed Know-How to manufacture the Licensed Materials and Licensed Products.

Section 3.4Supply of Product Materials.  PSC shall transfer to Sorrento all Product Materials within sixty (60) days after the Agreement Date.  PSC will transfer these materials with no representations or warrantees other than that (i) the Product Materials have been manufactured, packaged, and labeled in accordance with all US FDA Applicable Laws and any specifications agreed upon by the Parties, and (ii) the Product Materials will comply with the applicable specifications agreed upon by the Parties, as confirmed by the certificate of analysis that will be supplied at the time of delivery to Sorrento.  This certificate of analysis shall be in compliance with the PSC FDA-approved specifications.  Sorrento shall arrange for pickup of the Product Materials at PSC location within the above stated sixty (60) day period (at which point title shall transfer to Sorrento) and assumes all costs and risks of transport.

Section 3.5Supply of Additional Clinical Supplies.  PSC shall manufacture (or have manufactured by its subcontractor) and supply to Sorrento an additional 500 vials of Product Materials for use in Sorrento clinical trials (“Clinical Supplies”) that will comply with the same warranties set forth above and the certificate of analysis as the Licensed Materials Final Drug Lots listed in Exhibit A.  These 500 vials shall be completed and ready for pickup by Sorrento within 180 days after the Agreement Date unless mutually agreed as different.  The only payment for such Product Materials shall be as described in Section 4.2 of this Agreement.  Sorrento shall arrange for pickup of the Clinical Supplies at PSC location (at which point title shall transfer to Sorrento) and assumes all costs and risks of transport.

Section 3.6Supply Agreements. During the term of this Agreement, other than Calidi, Sorrento shall have the exclusive right to purchase or otherwise obtain Licensed Materials from PSC for use in the Field and in the Territory. Sorrento shall not be obligated to purchase any additional quantities

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of Licensed Materials or Licensed Products from PSC. Without limiting the foregoing, Sorrento shall have the right to request that PSC manufacture and supply such Licensed Products and/or Licensed Materials for Sorrento under one or more definitive written supply agreements (“Supply Agreement”) to be timely negotiated in good faith between the Parties with standard terms (in accordance with standard industry terms), which Supply Agreement(s) would include commercially reasonable pricing.

Section 3.7.

Sorrento Development Efforts. Sorrento agrees to use Commercially Reasonable Efforts to develop, make, market, and sell Licensed Products in the Field in the Territory. If Sorrento fails to do so, that will give PSC the right to terminate this Agreement per Section 6.2(a)(ii); but Sorrento shall not have any liabilities for damages from such failure.

Section 3.8 Confidentiality.

3.8.1	Definitions

“Confidential Information” means information deemed confidential or proprietary by a Party  (the “Disclosing Party”), including information deemed confidential or proprietary by virtue of the Disclosing Party’s obligations to another person, that may be disclosed to, acquired by or on behalf of, the other party (the “Receiving Party”). For purposes of this Agreement, Confidential Information may include, but is not limited to research and development plans and results; new compounds and processes; cell lines and biologic materials; evaluation procedures (including clinical and field testing); product formulations; manufacturing methods; applications to government authorities; pricing or cost; construction plans; sales, marketing, and advertising studies and plans; customer lists; computer information and software; special techniques unique to the Disclosing Party's business; information subject to a right of privacy; information the Disclosing Party maintains under a system of protection against unauthorized access; and personal information as defined by applicable law. The Disclosing Party may consider certain of the Confidential Information as Trade Secrets of the Disclosing Party. The Disclosing Party will specifically mark any written Trade Secrets as such when provided to the Receiving Party and shall identify any verbally disclosed Trade Secrets as Trade Secrets, in writing, to the Receiving Party within ten (10) business days after disclosure. The status of information as Confidential Information is not affected by the means of acquisition or disclosure. For the avoidance of doubt, Confidential Information may be acquired by written, oral, or electronic communication; directly from the Disclosing Party’s Representative or independent contractor, or indirectly through one or more intermediaries; or by visual observation. Similarly, acquisition or disclosure of information may be either intentional or inadvertent without affecting its status as Confidential Information. Confidential Information is subject to the conditions that follow. Notwithstanding anything to the contrary in this Agreement, Confidential Information does not include any information that:

(a) was or becomes generally known to the public by means other than a breach by the Receiving Party of a contractual, legal, or fiduciary duty of confidentiality owed to the Disclosing Party, its Affiliates, its subcontractors (if applicable), or any of its or their Representatives;

(b)	is in the lawful possession of the Receiving Party and/or its Affiliates prior to acquisition as a result of this Agreement;
(c)

was or becomes available to the Receiving Party and/or its Affiliates on a nonconfidential basis from a third person that is not bound by any contractual, legal, or fiduciary duty of confidentiality to the Disclosing Party, to its Affiliates, or to the Representatives of the Disclosing Party or its Affiliates, as shown by Recipient’s then-contemporaneous written files and records kept in the ordinary course of business; or

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(d)

is developed entirely by Representatives of the Receiving Party without use of or reference to the Disclosing Party's Confidential Information, as shown by written records and other competent evidence prepared contemporaneously with such independent development.

The Receiving Party bears the burden of showing that any of the foregoing exclusions applies to any of the Confidential Information.

“Governmental Authority” means: (i) any national, federal, state, or local government entity, authority, agency, instrumentality, court, tribunal, regulatory commission or other body, either foreign or domestic, whether legislative, judicial, administrative or executive; and (ii) any arbitrator to whom a dispute has been presented under government rule or by agreement of the parties with an interest in such dispute.

“Trade Secrets” means any information that satisfies the definition of “trade secret” established in any of the following: (i) the Economic Espionage Act of 1996, 18 U.S.C. §§ 1831 – 1839, § 1839 (3); (ii) the California Uniform Trade Secrets Act Cal. Civil Code § § 3426-3426.11. ; or (iii) under Applicable Laws of the United States of America.

3.8.2 Use and Disclosure of Confidential Information

a.	The Receiving Party will neither:
i.

Except in exercising its rights and performing its obligations under this Agreement, disclose or provide any third party access to the Disclosing Party’s Confidential Information, directly or indirectly, except as authorized by this Agreement or by the Disclosing Party and/or its Affiliates in writing; nor

ii.

Except in exercising its rights and performing its obligations under this Agreement, use or reproduce the Disclosing Party’s Confidential Information for any purpose other than in accordance with the terms of this Agreement.

b.	The Receiving Party may disclose Confidential Information:
i.

to its Representatives and to its Affiliates, subcontractors, sublicensees, and their respective Representatives who need to know the information for the purpose of this Agreement and who have contractual obligations that prohibit any disclosure and use of the Disclosing Party’s Confidential Information prohibited by this Agreement. The Receiving Party is responsible to the Disclosing Party for any unauthorized disclosure, use of or access to Confidential Information by any such persons.

ii.

to a Governmental Authority to the extent compelled by Applicable Law, subject to the Receiving Party giving, to the extent permissible under Applicable Law, the Disclosing Party reasonable advance notice of the disclosure and cooperating with the Disclosing Party if the Disclosing Party asserts any legal rights to minimize or prevent such disclosure. In the event that such protective order or other remedy is not obtained to prevent such disclosure, or that Disclosing Party waives compliance with the provisions hereof, the Receiving Party agrees to furnish only that portion of the Confidential Information of the Disclosing Party which it is legally required to furnish. Any disclosure of Confidential Information pursuant to this Section 3.8.2(b) shall not affect or lessen the Receiving Party’s obligations hereunder.

iii.

in communications to its attorneys or accountants who have a professional obligation to maintain such information in confidence. The Receiving Party is responsible to the Disclosing Party for disclosure or use by any such persons of the Disclosing

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Party’s Confidential Information, or access to the Disclosing Party’s Confidential Information, not authorized by the Disclosing Party.

3.8.3Trade Secrets.  The Receiving Party shall and shall cause its Representatives, Affiliates, subcontractors, sublicensees and their respective Representatives to do what is reasonably necessary to prevent unauthorized disclosure or use of the Disclosing Party’s Trade Secret, other than as is expressly authorized by this Agreement as long as they remain Trade Secrets under Applicable Law.

3.8.5 Survival.  The prohibitions on disclosure, use of or access to Confidential Information survive for five (5) years after expiration of this Agreement. The prohibitions on disclosure, use of or access to Trade Secrets survive so long as the information remains as a Trade Secret under Applicable Law.

3.8.7 Ownership.  The Receiving Party agrees that the Disclosing Party is and shall remain the exclusive owner of its Confidential Information. No intellectual property rights, license or obligations other than those expressly recited are granted or to be implied from this Agreement.

3.8.8 Export/Import Controls and Regulations.  The Parties agree that Confidential Information may be subject to U.S. or other country export or import controls and regulations. Neither party shall export, re-export, or transfer Confidential Information, or any products developed with or utilizing Confidential Information, in violation of any Applicable Laws of the U.S. or other country where Confidential Information is obtained.

ARTICLE IV
PAYMENTS

Section 4.1Upfront Payment. Sorrento shall pay to PSC an up-front, one-time licensee fee of three million five hundred thousand dollars ($3,500,000 USD) in cash (the “Up-Front Payment”), payable within ten (10) Business Days of execution of this Agreement.

Section 4.2Milestone Payments. During the term of this Agreement, Sorrento shall pay to PSC the amounts set forth below upon the first achievement of the corresponding milestone event by Sorrento or its Affiliate or Sublicensee […***…] (each, a “Milestone Payment”) and each undisputed Milestone Payment shall be payable within fifteen (15) Business Days of achievement of the corresponding milestone events. For clarity, each Milestone Payment under this Section 4.2 shall be payable only once for the first achievement by Sorrento or its Affiliate of such milestone event […***…].

Milestone Event	Milestone Payment
The first FDA issuance of […***…] for, […***…], a Royalty-Bearing Product submitted by Sorrento or its Affiliate (or their respective Sublicensee)	[…***…] dollars ($[…***…] USD)
Upon PSC’s commencement of manufacture of the Clinical Supplies	[…***…] dollars ($[…***…])

Upon delivery of the Clinical Supplies to Sorrento and confirmation by Sorrento that the Trial Materials conform to the approved Certificate of Analysis and representations and warranties and any relevant release criteria

[…***…] dollars ($[…***…])

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Section 4.3Royalty Payments.

(a)Royalties. During the applicable Royalty Term (as defined in Section 4.3(b) below), on a Royalty-Bearing Product-by-Royalty-Bearing Product and country-by-country basis, Sorrento shall pay to PSC a royalty equal to the applicable royalty amount set forth in the table below (each such royalty, a “Royalty”).

Royalty Period	Royalty Amount
[…***…] following the relevant First Commercial Sale	[…***…]% of Net Sales
[…***…] following the relevant First Commercial Sale […***…]	[…***…]% of Net Sales

(b)Royalty Term. The Royalties will be payable on a Royalty-Bearing Product-by-Royalty-Bearing Product and country-by-country basis as set forth above from the relevant First Commercial Sale of such Royalty-Bearing Product in such country (the “Royalty Term”) and shall expire twenty (20) years thereafter.

Section 4.4Sublicense Revenue. For all Sublicense Revenue received from Sublicensee to Sorrento, […***…] percent ([…***…]%) shall be paid to PSC. “Sublicense Revenue” shall mean all revenue from a Sublicensee attributable to the granting of a sublicense hereunder, excluding (except as stated below) royalties based on the sales of products by the Sublicensees for which the Section 4.3(a) royalties are paid to PSC, but including up-front payments, fixed or periodic fees, and milestone fees. For the avoidance of doubt, Sublicense Revenue does not include loans or other debt, equity, investments, or consideration arising out of a sale of any business or assets of Sorrento.

Section 4.5Records and Audit Rights. Sorrento will maintain records in sufficient detail to permit PSC to confirm the accuracy of Sorrento’s calculations of payments owed under this Agreement. Such records shall be available for audit and inspection during regular business hours for a period of three (3) years from the end of the calendar quarter to which they pertain, and not more often than once each calendar year, unless the audit reveals non-compliance or underpayment. PSC shall provide Sorrento with thirty (30) calendar days’ prior written notice of such audit. Audits and inspections may be conducted only by an internationally recognized certified public accounting firm mutually agreed upon by Sorrento and PSC, and who agrees to be bound by a reasonable confidentiality agreement. The mutually agreed upon certified public accounting firm may examine Sorrento’s records relating to this Agreement for the sole purpose of verifying the accuracy of the aforesaid calculations. With regard to such calculations, the accountants shall disclose to PSC, with a copy to Sorrento, only whether such calculations are correct or incorrect, and the amount of discrepancy, if any. Once examined, such books and records will no longer be subject to further examination by PSC under this Section 4.4. Any amounts shown to have been underpaid shall be paid by Sorrento to PSC and any amounts shown to have been overpaid shall be refunded by PSC to Sorrento, in each case, within forty-five (45) calendar days from the accountant’s report. PSC shall bear the full cost of such audit unless such audit discloses an underpayment of more than […***…] percent ([…***…]%) of the amount actually owed during the applicable calendar quarter, in which case Sorrento shall reimburse PSC for its reasonable Third Party out-of-pocket costs incurred for such audit.

Section 4.6Taxes. Each Party shall be responsible for its own tax liabilities arising under this Agreement. Subject to this Section 4.5, PSC shall be liable for all income, value added, sales, and other taxes (including interest) (“Taxes”) imposed upon any payments or other consideration made by Sorrento to PSC under this Agreement (“Agreement Payments”). If Applicable Laws require the withholding of

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Taxes, Sorrento shall make withholding payments in a timely manner and shall subtract the amount thereof from the Agreement Payments. Sorrento shall promptly (as available) submit to PSC appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. Notwithstanding the foregoing, if as a result of PSC changing its domicile or other circumstances outside of Sorrento’s control, additional Taxes become due that would not have otherwise been due hereunder with respect to Agreement Payments, PSC shall be responsible for all such additional Taxes.

Section 4.7 Grant Revenue.  PSC has applied for a California Institute of Regenerative Medicine (“CIRM") grant for approximately $2.6M.  PSC and Sorrento will cooperate to attempt to get this grant awarded and to attempt to get the grant sponsorship transferred to Sorrento.  If the transfer is successful, Sorrento agrees to abide by all of the rules and regulations associated with the grant.  If the CIRM grant is transferred to Sorrento, then as a fee for PSC’s prior work related to the grant, Sorrento will, to the extent permitted by Applicable Law, pay to PSC a sum equal to […***…]% of all those CIRM grant dollars received by Sorrento, which sum shall be paid within thirty (30) days after receipt by Sorrento.

ARTICLE V
INTELLECTUAL PROPERTY OWNERSHIP; PATENT PROSECUTION AND ENFORCEMENT

Section 5.1Prosecution. Subject to this Article V, PSC shall have the sole right (but not the obligation), to control the filing and prosecution, at its expense, and using patent counsel chosen by PSC, any patents and patent applications for the Licensed Intellectual Property Rights; provided, however, that PSC shall: (a) keep Sorrento reasonably informed with respect to the status of such matters; (b) provide copies of all material submissions to any patent office related to such matters; and (c) give Sorrento an opportunity to review and comment on the nature and text of any new or pending patent applications and consider in good faith any comments from Sorrento regarding steps that might be taken to strengthen patent protection with respect to any such patent applications and shall conduct discussions with Sorrento on a reasonable basis regarding the patent prosecution strategy for the Licensed Intellectual Property Rights. If PSC elects not to file or prosecute any patents or patent applications for the Licensed Intellectual Property Rights then Sorrento shall have the option to take over responsibility and the expenses for such patent matters; and if Sorrento elects to do so, then PSC will promptly (and in all cases at last ninety (90) days prior to any applicable deadline necessary to keep such patents or patent applications subsisting and in full force and effect) transfer to Sorrento, free of charge, the files for such patent matters; and thereafter, such patents shall be owned jointly by both PSC and Sorrento, and such patents shall no longer be considered for purposes of determining a Royalty-Bearing Product.

Section 5.2Maintenance. PSC will pay all maintenance, annuity, and like fees and amounts to maintain all Licensed Intellectual Property Rights as subsisting and in full force and effect. If PSC elects not to pay any maintenance, annuity, or other such fees for any patents or patent applications for the Licensed Intellectual Property Rights then, then Sorrento shall have the option to take over responsibility and expense for such patent matters; and if Sorrento elects to do so, then  PSC will promptly (and in all cases at last ninety (90) days prior to any applicable payment deadline) transfer to Sorrento, free of charge, the files for such patent matters; and thereafter such patents will be jointly owned by both PSC and Sorrento.; and such patents will no longer be considered for purposes of determining a Royalty-Bearing Product. In the case where any patents or patent applications become jointly owned by PSC and Sorrento under Section 5.1 or this Section 5.2, the ownership rights of PSC will still be subject to the restrictions on use by PSC pursuant to this Agreement. For such patents and patent applications, Sorrento will have exclusive control over future filing, prosecution, maintenance, and enforcement decisions with respect to such patents and patent applications; and at the request and expense of Sorrento, PSC shall provide to Sorrento all reasonable assistance and cooperation to transfer such patents and patent applications to Sorrento and assist in the enforcement thereof, including providing any necessary powers of attorney and

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assignments of employees of PSC and its Affiliates and Third Party contractors and executing any other required documents or instruments.

Section 5.3Patent Enforcement.

(a)By Sorrento. Sorrento shall have the exclusive right (but not the obligation) at its expense to enforce the Licensed Patents in the Field in the Territory in connection with matters and/or products relating to the Licensed Products, and to settle any claims in connection with such enforcement (a “Sorrento Enforcement Action”). All Sorrento Enforcement Actions shall be entirely under Sorrento’s direction and control and expense; Sorrento shall have sole responsibility for determining the strategy of Sorrento Enforcement Actions and filing all papers in connection therewith. Sorrento shall keep PSC reasonably informed of the progress of any such Sorrento Enforcement Action, and PSC shall have the right to participate in the Sorrento Enforcement Action with counsel of its own choice at its own expense. In any event, at the request and expense of Sorrento, PSC shall reasonably cooperate with Sorrento in any Sorrento Enforcement Action, shall provide Sorrento with such information as Sorrento reasonably requests to facilitate Sorrento’s enforcement of the Sorrento Enforcement Action, and shall join as a named party in any Sorrento Enforcement Action at the request and expense of Sorrento. Any recovery received as a result of any Sorrento Enforcement Action shall be used first to reimburse the Parties for the costs and expenses (including attorneys’ and professional fees) incurred in connection with such Sorrento Enforcement Action (and not previously reimbursed). If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total of such costs and expenses incurred by each Party. If, after such reimbursement, any funds remain from such recovery, then such remainder amount of the recovery shall be retained by Sorrento and treated as Sublicense Revenue received by Sorrento for purposes of calculating the sums owed by Sorrento to PSC under Section 4.4.

(b)By PSC. PSC may, solely upon receiving Sorrento’s prior written consent, and at PSC’s sole expense, enforce the Licensed Patents outside of the Field (a “PSC Enforcement Action”). PSC will have the right to control any PSC Enforcement Action, provided that PSC will give Sorrento an opportunity to review and comment on the nature and strategy of the PSC Enforcement Action and consider in good faith any comments from Sorrento regarding the same. In addition, PSC shall keep Sorrento reasonably informed of the progress of any PSC Enforcement Action, and Sorrento shall have the right to participate in any PSC Enforcement Action with counsel of their own choice at their own expense. Any recovery received as a result of any PSC Enforcement Action shall be used first to reimburse the Parties for the costs and expenses (including attorneys’ and professional fees) incurred in connection with such PSC Enforcement Action (and not previously reimbursed). If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total of such costs and expenses incurred by each Party. If, after such reimbursement, any funds remain from such recovery, then such remainder amount of the recovery shall be retained by PSC. For the avoidance of doubt, PSC may not threaten or bring any action to enforce the Licensed Patents without first obtaining Sorrento’s written consent to do so. Notwithstanding the foregoing, in no event shall PSC: (i) admit the invalidity of, or after exercising its right to bring and control an action under this Section 5.3(b), fail to defend the validity of, any Licensed Patents without Sorrento’s prior written consent; or (ii) settle any PSC Enforcement Action under this Section 5.3(b) without the prior written consent of Sorrento, which consent, in each instance, may be withheld in Sorrento’s sole discretion.

Section 5.4Defense of Infringement Claims. In the event that a claim is brought against either Party alleging the infringement, violation or misappropriation of any Third Party Intellectual Property Right based on the manufacture, use, sale or importation of the Licensed Materials or Licensed Products, the Parties shall promptly meet to discuss the defense of such claim, and the Parties shall, as appropriate, enter into a joint defense agreement with respect to the common interest privilege protecting communications regarding such claim in a form reasonably acceptable to the Parties. The Party against

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which such claim is brought shall have the right to control the defense of such claim and shall keep the other Party reasonably informed with respect thereto.

ARTICLE VI
TERM AND TERMINATION

Section 6.1Term. This Agreement shall become effective as of the Agreement Date, and will continue in full force and effect unless and until: (a) mutually terminated in writing by the Parties, or (b) otherwise terminated pursuant to and in accordance with the terms of this Agreement.

Section 6.2Termination.

(a)Termination for Material Breach.

(i)By Sorrento. If PSC commits a material breach of this Agreement, Sorrento may provide to PSC a written notice specifying the nature of the breach, requiring PSC to make good or otherwise cure such breach, and stating its intention to terminate this Agreement if such breach is not cured. If such breach is not cured within ninety (90) days after the receipt of such notice then, subject to Section 6.2(a)(iii), Sorrento shall be entitled, without prejudice to any of its other rights conferred under this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement by written notice to PSC.

(ii)By PSC. If Sorrento commits a material breach of its payment obligations to PSC under this Agreement, then Sorrento shall have thirty (30) days after receipt of a written notice of the payment breach to cure that breach; provided, however, regarding the payment of the Upfront Payment per Section 4.1, there is no such cure right and this Agreement terminates automatically if the Upfront Payment is not paid when due. If Sorrento commits a material breach of any non-payment obligation, or if Sorrento fails to use Commercially Reasonable Efforts to develop, make, market, and sell a Licensed Product, then PSC may provide to Sorrento a written notice specifying the nature of the breach or failure, requiring Sorrento to make good or otherwise cure such breach or failure, and stating its intention to terminate this Agreement if such breach or failure is not cured. If such (i) breach for a non-payment obligation (excluding a failure to use Commercially Reasonable Efforts) is not cured within ninety (90) days after the receipt of such breach notice, or (ii) if such failure to use Commercially Reasonable Efforts is not remedied within six (6) months after the receipt of such failure notice, then, subject to Section 6.2(a)(iii), PSC shall be entitled, without prejudice to any of its other rights conferred under this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement by written notice to Sorrento. For the avoidance of doubt, PSC shall not be permitted to terminate or rescind this Agreement as a result of any circumstances that are not expressly addressed in this Section 6.2(a)(ii) or Section 6.2(c) below. For clarity, if PSC terminates this Agreement for failure of Sorrento to use Commercially Reasonable Efforts, Sorrento shall not have any liability for any damages from such breach.

(iii)If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 6.2(a) (i) or Section 6.2(a)(ii), and such alleged breaching Party provides the other Party notice of such dispute within fifteen (15) days of the date of the notice provided by the other Party in accordance with Section 6.2(a) and, with respect to payment, such alleged breaching Party pays any portion of such payment not in dispute, then the non-breaching Party will not have the right to terminate this Agreement under Section 6.2(a) unless and until: (1) the arbitrators, in accordance with Section 6.2(a)(iii) and Section 6.2(a)(iv), have determined that the alleged breaching Party has materially breached this Agreement (an “Arbitral Decision”) and such breach would entitle the other Party to terminate this Agreement, and (2) the alleged breaching Party has failed to cure such breach within ninety (90) days following such Arbitral Decision.

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The Arbitral Decision will include a description of what is required to cure such breach. If the arbitrators determine that a Party should be regarded as the prevailing Party, then such prevailing Party in such arbitration shall be reimbursed by the other Party for all of such prevailing Party’s expenses related to such arbitration proceeding. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement will remain in effect.

(iv)The Arbitral Decision shall be reached, and the arbitration proceeding shall be conducted, in accordance with the simplified process procedures of the American Arbitration Association. The number of arbitrators shall be three, one of whom shall be appointed by each of the parties and the third of whom shall be selected by mutual agreement of the co-arbitrators with the input of the parties, within thirty (30) days of the selection of the second arbitrator and thereafter by the American Arbitration Association. The seat of the arbitration will be San Diego, California. The arbitration award rendered by the arbitrators shall be final and binding on the parties. Judgment on the award may be entered in any court having jurisdiction thereof.

(v)As to termination by PSC, the Parties agree that termination pursuant to Section 6.2(a)(ii) is a remedy to be invoked only if the breach is not adequately remedied within 6 months through a combination of specific performance and the payment of money damages.

(b)Termination for Convenience by Sorrento. Sorrento may terminate this Agreement for no reason or for any reasons upon three (3) months’ written notice to PSC

(c)Termination Due to Abandonment of the Licensed Products by Sorrento. If Sorrento is not expending any efforts to develop or commercialize any Licensed Products (other than due to a force majeure) and Sorrento does not have good faith plans to do so in the near-future, then PSC may provide a notice of abandonment to Sorrento and, if Sorrento has not resumed good faith Commercially Reasonable Efforts for the development or commercialization of a Licensed Product within one hundred and eighty (180) days from the date of a rightful notice of abandonment, then PSC may terminate this Agreement by providing a written notice of termination to Sorrento, which termination will be effective immediately as of the date of such notice.

All remedies set forth herein shall be cumulative and in addition to any other remedies such Party may have at law or in equity.

Section 6.3Effects of Termination or Expiration.

(a)By PSC for Cause; or Abandonment by Sorrento; or by Sorrento without Cause. Termination of this Agreement (i) by PSC under Section 6.2(a)(ii) or Section 6.2(c) or (ii) by Sorrento under Section 6.2(b) will result in termination of Sorrento’s license rights under Section 2.1; provided, however, that, unless terminated under Section 6.2(c), Sorrento and its Sublicensees may, for a period not to exceed one (1) year, finish manufacturing and selling any inventories of Licensed Products existing (including in process inventories or inventories subject to contractual manufacturing or purchase commitments) on the date of termination, provided Sorrento shall continue to fulfill all of its respective payment obligations under Article 4 of this Agreement.   For clarity, such termination will result in (i) the termination of all license rights, and (ii) all data, materials, and PSC Confidential Information previously provided by PSC to Sorrento shall be returned to PSC following such one (1) year wind down period.

(b)By Sorrento for Cause. Termination of this Agreement by Sorrento under Section 6.2(a) for material breach of this Agreement by PSC will result in the licenses in Section 2.1 becoming irrevocable and all further Royalties and Milestone Payments will be reduced by […***…] percent ([…***…]%).

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(c)Expiration. Upon expiration of this Agreement with respect to a particular country pursuant to Section 6.1 all rights and licenses granted to Sorrento under this Agreement with respect to such country will become fully paid, irrevocable, and royalty free.

(d) Survival. The rights and obligations of the Parties set forth in the following provisions shall survive any termination or expiration of this Agreement: 1.1-Defintions; 1.2-Interpretation; 2.4-Grant-back; 2.5-VSB-PSC License; 3.8-Confidentiality (subject to Section 3.8.5); Article 4-Payments (subject to Section 6.3(b) and Section 6.3(c)); 7.3-General Disclaimer; Article 8-Indemnity; Insurance; Liability; Article 9-Miscellaneous; and any other provision which by its expressed terms or by the nature and context is reasonably intended to survive.

ARTICLE VII
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 7.1By All Parties. Each Party represents, warrants and covenants to the other that:

(a)it is duly organized and validly existing under the laws of its state of formation and has full authority to enter into this Agreement;

(b)the execution and performance of this Agreement does not conflict with any other agreement, oral or written, to which it is a Party;

(c)it will perform its obligations under this Agreement in compliance with all Applicable Laws; and

(d)this Agreement is its legal, valid and binding obligation, enforceable against such Party in accordance with the terms and conditions hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.

Section 7.2By PSC. PSC further represents, warrants and covenants to Sorrento that, subject to the Exceptions stated in Exhibit D attached hereto:

(a)The Licensed Intellectual Property Rights are Controlled by PSC, are free and clear of all liens, claims, security interests, and encumbrances of any kind, and have not and will not be licensed or subject to any agreements, understandings, contracts, grants, covenants, or options that could conflict with the rights and licenses granted to Sorrento hereunder, except as disclosed as licensed to Calidi Biotherapeutics.

(b)PSC: (i) has the full right and authority to grant the rights and licenses under this Agreement, and (ii) has the right and authority to use all Licensed Materials and all Licensed Know-How, subject to the disclosed license agreement between VetStem Biopharma and PSC and the license agreement between PSC and Calidi Biotherapeutics.

(c)The Licensed Patents represent all patents and patent applications that PSC or its Affiliates owns or Controls as of the Agreement Date which would be infringed by the research, development, promotion, commercialization, or exploitation of the Licensed Products.

(d)No claim or litigation has been brought, asserted or threatened with respect any Licensed Patent by any Person: (i) alleging the invalidity, misuse, unregistrability, unenforceability or non-infringement of any of the Licensed Patents, or (ii) challenging PSC’s or any of its Affiliates Control of the

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Licensed Patents or with respect to owned Licensed Patents, making any adverse claim of ownership or inventorship thereof.

(e)The Licensed Patents are not, as of the Agreement Date, subject to any pending or, to the best of PSC’s knowledge, threatened opposition, interference or litigation proceedings and are, to the best of PSC’s knowledge, valid and enforceable;

(f)To the best of PSC’s knowledge, the development, manufacture or commercialization of any Licensed Materials or Licensed Product and the use of the Licensed Intellectual Property Rights pursuant to the provisions of this Agreement and as contemplated herein would not infringe the Patent Rights, or misappropriate the Know-How, of any Third Party.

(g)PSC and its Affiliates have not been a party to any agreement with the United States federal government or an agency thereof pursuant to which the United States federal government or such agency provided funding for the development of the Licensed Materials, and the inventions claimed or covered by the Licensed Patents: (i) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (ii) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e), and (iii) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.

(h)There is no action or other proceeding filed against PSC or its Affiliates or any of its licensors nor, to the best of PSC’s knowledge, threatened, in any case alleging that the research, development, manufacture or commercialization of any Licensed Materials or use of Licensed Know-How as contemplated under this Agreement, violates, infringes, constitutes misappropriation or otherwise conflicts or interferes with or would violate, infringe, constitute a misappropriation or otherwise conflict or interfere with, any intellectual property or proprietary right of any Third Party.

(i)Neither PSC nor any of its Affiliates nor any of their respective officers, employees or agents has: (i) committed an act, (ii) made a statement, or (iii) failed to act or make a statement that, in any case ((i), (ii), or (iii)), that (x) would be or create an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the development, manufacture or commercialization of the Licensed Materials, or (y) would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory, with respect the development, manufacture or commercialization of the Licensed Materials.

(j)Neither PSC nor any of its Affiliates nor any of their employees, directors, officers or subcontractors performing or involved with the development or commercialization of the Licensed Materials or Licensed Product or its performance under this Agreement have been “debarred” or excluded from reimbursement by the FDA or any other Regulatory Authority, nor have debarment or exclusion proceedings against PSC or any of its employees or subcontractors been commenced; and

(k)PSC has disclosed to Sorrento all material relevant information known to PSC that PSC believes to be material to the Intellectual Property Rights or to the activities contemplated hereunder.

PSC will provide Sorrento with prompt written notice if any of the representations and warranties in this Section 7.2 becomes untrue.

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Section 7.3General Disclaimer. EACH PARTY AGREES AND ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY SUPPLY AGREEMENT ENTERED INTO BY THE PARTIES, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, IMPLIED OR STATUTORY WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL SUCH REPRESENTATIONS AND WARRANTIES, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AGAINST NON-INFRINGEMENT OR THE LIKE, OR ARISING FROM COURSE OF PERFORMANCE.

ARTICLE VIII
indemnity; Insurance; Liability

Section 8.1By PSC. PSC hereby agrees, at its sole cost and expense, to defend, hold harmless and indemnify (collectively, “Indemnify”) Sorrento and its Affiliates and their respective directors, officers, employees, and Sublicensees (the “Sorrento Indemnitees”) from and against any and all liabilities, damages, penalties, fines, costs and expenses (including, reasonable attorneys’ fees and other expenses of litigation) (collectively, “Liabilities”) resulting from suits, claims, actions and demands, in each case brought by a Third Party (each, a “Third-Party Claim”) against any Sorrento Indemnitee and arising from or occurring as a result of: (a) any material breach of any of PSC’s obligations, representations, warranties or covenants under this Agreement; and (b) the gross negligence or willful misconduct of a PSC Indemnitee under this Agreement. PSC’s obligation to Indemnify the Sorrento Indemnitees pursuant to this Section 8.1 shall not apply to the extent that any such Liabilities are the result of a material breach by Sorrento of its obligations, representations, warranties or covenants under this Agreement or Sorrento’s gross negligence or willful misconduct.

Section 8.2By Sorrento. Sorrento hereby agrees to Indemnify PSC and its Affiliates and their agents, directors, officers, and employees (the “PSC Indemnitees”) from and against any and all Liabilities resulting from Third-Party Claims against any PSC Indemnitee arising from or occurring as a result of: (a)  any material breach of any of Sorrento’s obligations, representations, warranties or covenants under this Agreement; or (b) the gross negligence or willful misconduct of a Sorrento Indemnitee under this Agreement. Sorrento’s obligation to Indemnify PSC Indemnitees pursuant to this Section 8.2 shall not apply to the extent that any such Liabilities are the result of a material breach by PSC of its obligations, representations, warranties or covenants under this Agreement or PSC’s gross negligence or willful misconduct.

Section 8.3Indemnity Procedure. To be eligible to be Indemnified hereunder, the indemnified Person shall provide the indemnifying Party with prompt written notice of the Third-Party Claim giving rise to the indemnification obligation pursuant to this Article VIII and the right to control the defense (with the reasonable cooperation of the indemnified Person) or settlement any such claim; provided, however, that the indemnifying Party shall not enter into any settlement that admits fault, wrongdoing or damages without the indemnified Person’s written consent, such consent not to be unreasonably withheld or delayed. The indemnified Person shall have the right to join, but not to control, at its own expense and with counsel of its choice, the defense of any claim or suit that has been assumed by the indemnifying Party.

Section 8.4Insurance. Each Party, at its own expense, shall maintain liability insurance (or self-insure) in an amount consistent with industry standards during the term of this Agreement. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

License Agreement

Section 8.5LIMITATION OF LIABILITY. EXCEPT ARISING OUT OF PSC’S BREACH OF SECTION 7.2 HEREOF, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OF ANY KIND OR NATURE IN CONNECTION WITH THIS AGREEMENT, THE LICENSED INTELLECTUAL PROPERTY RIGHTS, LICENSED MATERIALS, LICENSED PRODUCTS AND ROYALTY-BEARING PRODUCTS, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THE PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. EXCEPT FOR A  PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 3.7 (CONFIDENTIALITY), OR PSC’S BREACH OF SECTION 7.2 HEREOF, OR FOR A PARTY’S UNAUTHORIZED USE OF ANY INTELLECTUAL PROPERTY RIGHTS LICENSED TO IT HEREUNDER, AND EXCEPT FOR SORRENTO’S EXPRESS PAYMENT OBLIGATIONS HEREUNDER, EACH PARTY’S TOTAL CUMULATIVE LIABILITY IN CONNECTION WITH THIS AGREEMENT, THE INTELLECTUAL PROPERTY RIGHTS LICENSED HEREUNDER, LICENSED MATERIALS, LICENSED PRODUCTS AND ROYALTY-BEARING PRODUCTS, WHETHER IN CONTRACT OR TORT OR OTHERWISE, WILL NOT EXCEED […***…] DOLLARS ($[…***…] USD), RESPECTIVELY. PSC’S TOTAL CUMULATIVE LIABILITY IN CONNECTION WITH A BREACH OF SECTION 7.2 SHALL NOT EXCEED […***…] DOLLARS ($[…***…] USD).

ARTICLE IX

MISCELLANEOUS

Section 9.1Bankruptcy. All rights granted to Sorrento under this Agreement (including the license rights under Section 2.1) will be considered for purposes of section 365(n) of 11 U.S.C. (and any successor provision or foreign equivalent thereof) (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under section 101(56) of the Bankruptcy Code. The Parties agree that Sorrento will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. In the event PSC seeks or is involuntarily placed under the protection of the Bankruptcy Code, and the trustee in bankruptcy rejects this Agreement, Sorrento may elect, pursuant to section 365(n), to retain all rights granted to it with respect to the license rights granted hereunder. Upon the written request of Sorrento to PSC or the applicable bankruptcy trustee, PSC or the applicable bankruptcy trustee will not interfere with the rights of Sorrento as provided in this Agreement.

Section 9.2Consent to Amendments; Waiver. This Agreement may be amended or modified, in each case upon the approval, in writing, executed by PSC and Sorrento. Each of PSC and Sorrento, as applicable, may: (a) extend the time for the performance of any of the obligations or other acts of the other; (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered by the other pursuant hereto; or (c) waive compliance with any of the agreements of the other or conditions to such other’s obligations contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.

Section 9.3Entire Agreement. This Agreement, including the exhibits attached hereto, and the other agreements referred to herein constitute the entire agreement among the Parties with respect to the matters covered hereby and supersede all previous written, oral or implied understandings among them with respect to such matters.

Section 9.4Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either Party without the prior written consent of the other Party.

License Agreement

Each Party shall have the right to assign this Agreement and/or any or all of its rights, interests, or obligations hereunder (including by operation of law) to any Affiliate of that Party, to the surviving party of any merger, acquisition, or reorganization to which this Party is a party, or to the purchaser of any or all of this Parties business or assets related to this Agreement. Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties, whether so expressed or not.

Section 9.5Governing Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial. This agreement will be governed by and construed in accordance with the domestic laws of the State of California for contracts entered into and to be performed in such state without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Each Party hereto hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of State of California and of any State of California State court sitting in California for purposes of all legal proceedings arising out of or relating to the contemplated transactions and agrees that process shall be served upon such Party in the manner set forth in Section 9.6, and that service in such manner shall constitute valid and sufficient service of process. Each Party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each Party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to the contemplated transactions.

Section 9.6Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made: (a) as of the date delivered, if delivered personally; (b) on the date the delivering Party receives confirmation, if delivered by facsimile or electronic transmission; (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested); or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.6):

If to Sorrento, to:

Sorrento Therapeutics, Inc.
4955 Directors Place
San Diego, CA 92121
Facsimile: […***…]
Attention: Henry Ji, Ph.D., President & Chief Executive Officer

with copies, which shall not constitute notice to Sorrento, to:

Sorrento Therapeutics, Inc.
4955 Directors Place
Facsimile: […***…]
Attention: Legal Department

and

Paul Hastings LLP
1117 S. California Avenue

License Agreement

Palo Alto, CA 94304
Facsimile: […***…]
Attention: Jeffrey Hartlin, Esq.

If to PSC, to:

Personalized Stem Cells, Inc.

12860 Danielson Court, Suite B

Poway, CA 92064

Attention: Robert Harman or CEO

Telephone No.: […***…]

Email Address: […***…]

with copies, which shall not constitute notice to PSC, to:

DLA Piper LLC

4365 Executive Dr.

Suite 1100

San Diego, CA 92121

                          Attention: Knox Bell

Telephone No.: […***…]

Email Address: […***…]

Section 9.7Exhibits. The exhibits to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein. The disclosure of any item or matter in any exhibit hereto shall not be taken as an indication of the materiality thereof or the level of materiality that is applicable to any representation or warranty set forth herein.

Section 9.8Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one agreement. For purposes of this Agreement, signatures delivered by facsimile or by email in the portable document format (PDF) or any other electronic format shall be accepted and binding as original signatures.

Section 9.9Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by law; (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction; and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

Section 9.10No Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, no Person which is not a Party shall have any right or obligation pursuant to this Agreement.

Section 9.11No Strict Construction. Each of the Parties acknowledges that this Agreement has been prepared jointly by the Parties, and shall not be strictly construed against any Party.

[Signature Page Follows]

License Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Agreement Date.

SORRENTO THERAPEUTICS, INC.

By:	/s/ Henry Ji, Ph.D. Name: Henry Ji, Ph.D. Title: President & Chief Executive Officer

Personalized Stem Cells, Inc.

By:	/s/ Robert Harman Name: Robert Harman Title: CEO

Exhibit A

PRODUCT Materials

[…***…]

Exhibit B

Licensed Patents

[…***…]

EXHIBIT C

KNOW-HOW

[…***…]